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                                                                    EXHIBIT 10.9

                         FIRST SUPPLEMENTAL PLAN TO THE
                         DYNEGY INC. SEVERANCE PAY PLAN

I.  INTRODUCTION

     Dynegy Inc., a Delaware corporation ("Dynegy"), and its participating subsidiaries and affiliated entities have heretofore established the Dynegy Inc. Severance Pay Plan (the "Plan"). The Plan specifically contemplates that certain plans may be designated as supplements to the Plan. This First Supplemental Plan to the Dynegy Inc. Severance Pay Plan (the "First Supplemental Plan") is hereby established as a supplement to the Plan on behalf of Dynegy and all of its subsidiaries and affiliates that participate in the Plan. The First Supplemental Plan is intended to provide severance benefits to certain employees whose employment is terminated involuntarily by the Company following a Change in Control. Such severance benefits shall be in lieu of the severance benefits, if any, that would otherwise be provided under the Plan upon such involuntary termination of employment.

II.  DEFINITIONS

     As used herein, the terms "Dynegy," "Plan," and "First Supplemental Plan" shall have the meanings set forth in Section I hereof. Capitalized terms used in the First Supplemental Plan but not defined herein are defined in the Plan and are used herein with the meanings ascribed to them in the Plan. Where the following words and phrases appear in the First Supplemental Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

          A. "CHANGE IN CONTROL" shall mean the occurrence of any of the following events:

               (a) any "person" or "group" (as defined in or contemplated by Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting stock of Dynegy;

               (b) Dynegy is merged with or into or consolidated with another person and, immediately after giving effect to the merger or consolidation, (1) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of Dynegy immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of Dynegy entitled to vote with respect to such merger or consolidation, the stockholders of Dynegy as of such record date and (2) any "person" or "group" (as defined in or contemplated by Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3
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          under the Exchange Act) of more than 50% of the voting power of the voting stock of the surviving or resulting person;

               (c) Dynegy, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of Dynegy and the subsidiaries, taken as a whole (either in one transaction or a series of related transactions), to any person (other than Dynegy or a wholly owned subsidiary); or

               (d) the liquidation or dissolution of Dynegy;

     provided, however, that a "Change in Control" shall be deemed to have not occurred if Chevron Corporation or its subsidiaries and/or affiliates own, directly or indirectly, more than 50% of the total voting stock of Dynegy so long as (i) Chevron Corporation, its subsidiaries or affiliates reduce their interest to less than a 50% interest either (x) within six months after the date they acquire a greater than 50% interest, or (y) within an extended period of up to two years after the date they acquire a greater than 50% interest if such extension is approved by the affirmative vote of at least 11 members of the Board of Directors of Dynegy (or such lesser or greater number of directors as may be required by Section 3.10(b) of the Bylaws of Dynegy as such may be amended from time to time) prior to the end of the six-month period specified in clause (x) of this proviso, and (ii) Chevron Corporation does not materially alter the operations or management of Dynegy during such six-month or extended period. In addition to the foregoing, a "Change in Control" shall be deemed to have occurred for all purposes of the First Supplemental Plan upon the consummation of the transactions contemplated in that certain Agreement and Plan of Merger dated as of June 14, 1999, by and among Illinova Corporation, Energy Convergence Holding Company, Energy Convergence Acquisition Corporation, Dynegy Acquisition Corporation, and Dynegy, as the same may be amended from time to time.

          B. "CONTINUATION COVERAGE PERIOD" shall mean, with respect to each Participant, a period of time equal to the number of full and partial Years of Service upon which such Participant's lump sum cash payment provided pursuant to Section III.A.(a) hereof was based, subject to a minimum of four months and a maximum of 12 months.

          C. "DISABILITY" shall mean a disability entitling a Participant to benefits under a group long-term disability plan maintained by the Company.

          D. "INVOLUNTARY TERMINATION" shall mean, with respect to each Participant, any termination of such Participant's employment with the Company; provided, however, that the term "Involuntary Termination" shall not include a voluntary resignation by such Participant, a Termination for Cause, or any termination as a result of such Participant's death or Disability.

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          E.  "MONTH OF PAY" shall mean, with respect to each Participant, such
     Participant's base monthly rate of pay, excluding overtime, bonuses, commissions (except in the case of truck drivers whose base pay is comprised solely of commissions), premium pay, shift differentials, employee benefits, expense reimbursements, and similar amounts. If a Participant is paid by the hour, then such Participant's base monthly rate of pay is (a) his or her regular hourly rate, multiplied by (b) his or her regularly scheduled hours per year, divided by (c) 12. A Participant's base monthly rate of pay shall be determined based upon the highest rate in effect (1) immediately prior to the Change in Control, (2) 60 days prior to the date of such Participant's Involuntary Termination, or (3) the date of such Participant's Involuntary Termination.

          F. "PARTICIPANT" shall mean each Employee other than an Employee who is a participant in any other supplement to the Plan or any other severance benefit plan maintained by the Company or any of its affiliates (other than the Plan).

          G. "TERMINATION FOR CAUSE" shall mean any termination of a Participant's employment with the Company by reason of such Participant's
     (a) conviction of a misdemeanor involving moral turpitude or a felony, (b) engagement in conduct which is materially injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company's or an affiliate's funds or other property), (c) engagement in gross negligence or willful misconduct in the performance of such individual's duties, (d) willful refusal without proper legal reason to perform such individual's duties and responsibilities, (e) material breach of any material provision of any agreement between the Company and such individual, or (f) material breach of any material corporate policy maintained and established by the Company that is of general applicability to Participants.

III. SEVERANCE BENEFITS

     A.   SEVERANCE BENEFITS.

          If the employment by the Company or a successor thereto of a Participant shall be subject to an Involuntary Termination that occurs on the date upon which a Change in Control occurs or within one year thereafter, then such Participant shall be entitled to receive, subject to the provisions of
Section III.B. hereof, the following severance benefits:

          (a) a lump sum cash payment in an amount equal to one Month of Pay for each full, completed Year of Service and a pro-rated amount for less than a Year of Service, subject to a minimum of four Months of Pay and a maximum of 12 Months of Pay; and

          (b) such Participant and those of his or her dependents (including such Participant's spouse) who were covered under the medical and life insurance benefit plans maintained by the Company on the day prior to such Involuntary Termination shall continue to be covered under such plans throughout the Continuation Coverage Period beginning on the date of such Involuntary Termination at a cost to such Participant that is no greater than

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     the cost of such coverage paid by such Participant immediately prior to such Involuntary Termination; provided, however, that coverage under a particular medical or life insurance benefit plan shall immediately end upon such Participant's obtainment of new employment and coverage under a similar welfare benefit plan maintained by such Participant's new employer (with such Participant being obligated hereunder to promptly report such new coverage to the Company). Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period, of such Participant and his or her eligible dependents to health care continuation coverage as required pursuant to Part 6 of Title I of ERISA.

     B.   ADDITIONAL TERMS; MITIGATION.

          The First Supplemental Plan and the severance benefits described in
Section III.A. hereof shall be subject to all of the terms and conditions of the Plan, including, without limitation, the administrative provisions of the Plan and the provisions of the Plan relating to the execution and delivery of a Release as a condition to the receipt of severance benefits; provided, however, that (a) the provisions of Section III of the Plan (relating to eligibility) and
Section IV.E. of the Plan (relating to rehired employees) shall not apply to the First Supplemental Plan, (b) the amount of the cash severance payment to be provided under the First Supplemental Plan shall be determined pursuant to
Section III.A.(a) hereof rather than Section IV.A. of the Plan, and (c) should an inconsistency or conflict exist between the specific terms of the First Supplemental Plan and those of the Plan, then the relevant terms of the First Supplemental Plan shall govern and control. Except as provided in Section III.A.(b) hereof, a Participant shall not be required to mitigate the amount of any payment or benefit provided for in Section III.A. hereof by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section III.A. hereof be reduced by any compensation or benefit earned by the Participant as the result of employment by another employer or by retirement benefits. The benefits under the First Supplemental Plan are in addition to any other benefits to which a Participant is otherwise entitled, except that a Participant who is entitled to receive a benefit under the First Supplemental Plan shall not receive a benefit under the Plan, any other supplement thereto, or any other severance benefit plan maintained by the Company or any of its affiliates.

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IV.  AMENDMENT AND TERMINATION

     The First Supplemental Plan may be amended from time to time, or terminated and discontinued, at any time, in each case at the discretion of Dynegy. Notwithstanding the foregoing, the First Supplemental Plan may not be amended or terminated within one year following a Change in Control.

     EXECUTED this ______ day of _____________________, 1999.

                                     DYNEGY INC.


                                     By:
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                                     Michael B. Barton
                                     Vice President of Human Resources

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